Exhibit 99

Peoples Bancorp Inc. [PEBO]
Second-Quarter 2017 Earnings Conference Call
Tuesday, July 25, 2017, 11:00 AM ET

Company Participants:
Chuck Sulerzyski; President & CEO
John Rogers; EVP, CFO & Treasurer

Analysts:
Brandon; Sandler O'Neill + Partners
Kevin Reevey; D.A. Davidson & Co.
Michael Perito; Keefe, Bruyette & Woods
Daniel Cardenas; Raymond James & Associates
Kevin Swanson; Hovde Group

Presentation

Operator: Good morning, and welcome to Peoples Bancorp Inc. conference call. My name is Denise and I will be your conference facilitator today. Today's call will cover a discussion of the results of operations for the quarter and six months ended June 30, 2017.

(Operator Instructions)

This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on Management's current expectations.

The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties detailed in Peoples' Securities and Exchange Commission filings.

These include, but are not limited to, the success, impact and timing of the implementation of Peoples' business strategies, including the successful integration of acquisitions and the expansion of consumer lending activity; the competitive nature of the financial services industry; changes in the interest rate environment; uncertainty regarding the nature, timing, costs and effects of federal and/or state banking, insurance and tax regulations; changes in policy and other regulatory and legal developments, including uncertainty or speculation about the enactment of changes by the current presidential administration; People's ability to leverage the core banking system upgrade that occurred in the fourth quarter of 2016 without complications or difficulties; and changes in economic conditions and/or activities.

Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call except as may be required by applicable law requirements.

Peoples' second-quarter 2017 earnings release was issued this morning and is available at peoplesbancorp.com under the Investor Relations tab.

A reconciliation of the non-GAAP financial measures discussed during this call to the most directly comparable GAAP financial measures is included at the end of the earnings release.

This call will include about 15 minutes of prepared commentary followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the Investor Relations section for one year.

Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, and John Rogers, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Sulerzyski, you may begin your conference, sir.

Chuck Sulerzyski: Thank you, Denise. Good morning and thank you for joining us for a review of our second-quarter 2017 results.

This morning we reported record quarterly net income of $9.8 million, or $0.53 per diluted share. This is nearly $1 million, or 11%, higher than the net income in the first quarter and $1.8 million, or 23%, higher than a year ago. For the first six months of 2017 net income was $18.6 million, or $1.02 per diluted share, compared to $16 million, or $0.88, in 2016. This is an increase of $0.14 per diluted share, or 16%.

During the quarter we had many accomplishments. This included a 4% increase in net interest income and a 7 basis point expansion in net interest margin compared to the prior quarter. We also grew fee-based income and were able to shrink non-interest expense compared to the prior quarter. The efficiency ratio decreased to 61.2% compared to 64.9% in the first quarter. Loan growth during the second quarter was 8% annualized, with an increase in both commercial and consumer balances.

Our strong loan growth continued this quarter as commercial loans provided $32 million, or 10%, annualized growth. Consumer loans provided $13 million, or 5%, annualized growth largely due to indirect lending increases, which we have been experiencing over the last couple of years. During the second quarter our annualized growth rate for indirect consumer lending slowed to 32% compared to 49% in the first quarter.

Nonperforming assets decreased $1.8 million, or 8%, during the second quarter and were 0.88% of total loans in OREO at June 30, 2017. The decline was mostly due to payoffs and improvements leading to loans resuming accrual status or becoming current. Criticized loans increased during the quarter, primarily because two commercial relationships were downgraded to special mention. In total, nonperforming assets and classified loans have declined 12% from December 31, 2016.

Our net charge-off rate has been stable at 11 basis points during 2017. Gross charge-offs for the first six months of 2017 were $800,000, or 28%, lower than 2016.

Delinquency trends continued to improve during the second quarter as approximately 98.9% of our portfolio was considered current at June 30, 2017, compared to 98.6% at March 31, 2017, and 98% at December 31, 2016.

Provision for loan losses increased over $300,000 during the quarter and was mostly due to loan growth. At June 30, 2017, the allowance for loan losses increased to $18.8 million compared to $18.5 million at March 31, 2017, and $18.4 million at December 31, 2016.

Fee-based income grew 2% compared to the first quarter and 10% compared to the second quarter of 2016. We had success in several areas this quarter and were able to overcome the $1.3 million reduction of annual performance-based insurance commissions that we recognized in the first quarter. For the first six months of 2017 fee-based income increased 6% compared to 2016.

Fee-based revenues were 33% of total revenues for the first six months of 2017 and 2016. We have remained focused on growing fee income, which is evident in the growth in fee-based income and relatively stable percentage of fee-based income to total revenue.

Total revenue grew 3% compared to the first quarter, 8% compared to the second quarter of 2016, and 6% compared to the first six months of 2016. Net interest income has experienced notable growth compared to prior periods due to sustained loan growth.

Compared to the first quarter of 2017, non-interest expenses declined 2% and were up 1% compared to the second quarter of 2016. The largest decline during the quarter was salaries and employee benefits, which decreased 3%. Much of this decline was related to lower health insurance costs, as well as lower base salaries and wages and the associated payroll taxes. However, this decrease was partially offset during the quarter as we recognized higher incentive compensation related to the improvement in the performance of our businesses.

During the first six months of 2017 non-interest expenses increased 2% compared to 2016. This increase was largely due to higher salaries and employee benefits and was primarily from higher incentive compensation. Professional fees declined mostly due to lower legal expenses, while communications expense decreased from consolidation of traditional phone lines to Voice over Internet Protocol.

For the second quarter of 2017 we generated positive operating leverage compared to both the previous quarter and the second quarter of 2016. We also generated positive operating leverage for the first six months of 2017 compared to 2016.

The efficiency ratio declined to 61.2% for the second quarter of 2017. This is substantially lower than the 64.9% in the first quarter and the 65.1% in the second quarter of 2016. For the first six months of 2017 the efficiency ratio was 63% compared to 64.7% in 2016. Throughout the organization we are focused on growing revenues faster than expenses.

I will now turn the call over to John to provide additional details around net interest income and margin, fee-based income, the balance sheet and capital activities.

John Rogers: Thanks, Chuck.

Consistent loan growth over the past several quarters, coupled with recent interest rate increases, has provided considerable increases to net interest income. During the quarter net interest income increased 4% compared to the prior quarter and 7% compared to the second quarter of 2016. Net interest margin grew 7 basis points compared to the first quarter and 5 basis points compared to the prior year.

For the first six months of 2017 net interest income grew 6% and net interest margin expanded 3 basis points compared to 2016. Loan yields have benefited from recent increases in interest rates, while deposit growth has provided relatively low-cost funding. The combination of loan growth, increased non-interest-bearing deposits and reductions in higher-cost deposits is outpacing increases in our wholesale borrowing costs.

This quarter included some prepayments on investment securities that we do not expect to receive in the third and fourth quarters. We also made some slight increases to certain deposit rates late in the second quarter. As a result, we are expecting a net interest margin of 3.55% to 3.60% for the remainder of 2017.

Accretion income, which is net of amortization expense from the acquisitions, continues to decline. During the quarter accretion income was $735,000 compared to $829,000 in the first quarter and $886,000 in the second quarter of 2016. Accretion income added 10 basis points to net interest margin during the quarter compared to 11 basis points in the prior quarter and 12 basis points last year.

Year to date, accretion income totaled $1.6 million and added 10 basis points to net interest margin compared to $1.8 million and 12 basis points, respectively, in 2016.

As Chuck said, fee-based income was positive for this quarter. Leading the increase for the quarter was commercial loan swap fee income, which grew over $380,000 compared to the first quarter and prior year quarter. Trust and investment income increased 11% over the first quarter and 7% over the prior-year quarter, with the increases occurring in both fiduciary and brokerage income. During the second quarter of 2017 we also recognized a fee of $437,000 associated with the sale of a government-guaranteed portion of a loan. Insurance income declined $688,000 compared to the first quarter. However, excluding the $1.3 million performance-based insurance commissions recognized in the first quarter, insurance income was up over $600,000, mostly due to higher commercial property casualty insurance commissions.

For the first six months of 2017 fee-based income increased $1.5 million compared to 2016. Bank-owned life insurance income grew $569,000 from additional insurance purchased in the second quarter of 2016. Trust and investment income grew $501,000, while commercial loan swap fee income and mortgage banking income grew $491,000 and $429,000, respectively. These increases were partially offset by a decline in service charges on deposit accounts of $443,000, which was largely driven by lower overdraft fees and a decrease of $281,000 in insurance income. Insurance income is up slightly in the first six months of 2017 compared to 2016 if you exclude the performance-based commissions from both 2016 and 2017.

The investment securities portfolio increased $11 million compared to March 31, 2017, but remained at 25% of total assets, similar to previous periods. The investment securities yield increased 4 basis points compared to the linked quarter and was up 8 basis points compared to last year. As I stated earlier, we had some prepayments on investment securities that contributed to the higher investment securities yield in the second quarter. For the first six months of 2017 the investment security yield increased 7 basis points compared to 2016.

Period-end deposits, which exclude $464 million of CDs, declined $27 million or 1%, compared to March 31, 2017. During the quarter governmental accounts decreased $33 million, which typically have seasonally higher balances in the first quarter. The reduction was partially offset by higher money market and other interest-bearing demand deposit accounts, which increased $22 million. Non-interest-bearing deposits have decreased $13 million, mostly due to a commercial customer had a higher than normal balance at March 31, 2017.

Core deposits increased $120 million, or 6%, compared to June 30, 2016. Non-interest-bearing deposits provided $72 million of growth, while other interest-bearing transaction accounts accounted for the remaining increase.

Non-interest-bearing deposits were 29% of total deposits at June 30, 2017, consistent with March 31, 2017, and December 31, 2016.

During the quarter of 2017 stockholders' equity grew $8 million compared to March 31, 2017. This increase was largely due to net income and a slight recovery in the market value of investment securities.

Our tangible equity to tangible asset ratio increased to 9.07% at June 30, 2017. This is an increase of 9 basis points over March 31, 2017, and 27 basis points over December 31, 2017.

Our tangible book value per common share increased to $16.78 at June 30, 2017, from $16.28 at March 31, 2017, and $15.89 at December 31, 2016.

We are maintaining healthy capital ratios, which exceed well-capitalized status. At June 30, 2017, our common equity Tier 1 capital ratio was 13.18%; our Tier 1 capital ratio was 13.47%; and our total risk-based capital ratio was 14.40%. The increase in our capital ratios compared to March 31, 2017, was largely due to net income increasing our stockholders' equity, which outpaced a slight increase in net risk-weighted assets.

We continue to review our performance in conjunction with setting the quarterly dividend. As we have stated previously, we are targeting a dividend payout ratio of 40% to 50% of earnings. This morning we announced our quarterly dividend, which has increased to $0.22 per share and represents a dividend payout ratio of approximately 41.2% of our second-quarter earnings. In the past year we have increased the dividend rate almost 40%.

I will now turn the call back to Chuck for his final comments.

Chuck Sulerzyski: Thanks, John.

We believe we are building momentum and our realizing the benefits of our disciplined approach to sales and service and expense management.

How are we building this momentum?

Our go-to-market proposition is to provide consultative advice to consumers and businesses in the areas of banking, insurance and investments. Internally we are organized by market teams with professionals from all lines of business. At its best, this complex proposition provides a higher level experience for clients. We have been at this for several years and see with each passing day that it provides us a unique competitive advantage.

Furthermore, we continue to see improvement in earnings while we continue to invest in the future. Over the past few years we have installed a new mortgage system, a new core banking system and we are currently installing a new dealer floor plan system. These investments will help ensure our future competitiveness.

We are extremely pleased with the progress we have made on key financial measures during the first half of 2017, including return on assets, return on stockholders' equity and tangible equity and the efficiency ratio.

In addition, our pre-provision net revenue grew 15% compared to the first quarter and 23% compared to the second quarter of 2016. Our pre-provision net revenue to total average assets increased to 1.72% at June 30, 2017, compared to 1.52% at March 31, 2017, and 1.48% at June 30, 2016.

We continue to remain diligent and show improvement in our fee-based income. However, we do not expect our fee income in future periods to contain the loan sale again that we had in the second quarter.

We mentioned in the fourth-quarter call in January that we were going to focus on decreasing the $26 million in nonperforming assets. We are pleased that we have already been able to reduce this to $20 million at June 30, and expect continued improvement on a quarterly basis.

Continuing through the rest of 2017:

•	We expect to achieve point-to-point loan growth of 5% to 7% for the full year;

•	We anticipate higher credit cost and do not expect continued long-term with net charge-off rates of 11 basis points;

•	As John mentioned, we believe net interest margin will be between 3.55% and 3.60% for the first half of 2017;

•	Our fee-based revenue growth is expected to be in the mid single digits for the full year of 2017 compared to 2016;

•	Commercial loan swap fees in the third and fourth quarter will be more consistent with what we reported in the first quarter;

•	We plan to generate positive operating leverage for the full year of 2017;

•	We expect quarterly non-interest expenses during the third and fourth quarter to be near $27 million;

•	We believe our effective tax rate for 2017 will be approximately 31%; and

•	We are targeting an efficiency ratio of 62% to 64% for the full year of 2017.

We have previously stated that we are still exploring acquisition opportunities and we are looking for quality deals that will complement our business. But we remain disciplined in our approach. In the meantime, we are still focusing on our core business.

This concludes our commentary and we will open the call for questions. Once again, this is Chuck Sulerzyski and joining me for the Q&A session is John Rogers, Chief Financial Officer. I will now turn the call back to the hands of our call facilitator, Denise.

Questions & Answers

Operator: Thank you, sir. (Operator Instructions) Scott Siefers; Sandler, O'Neill and Partners.

Brandon: This is Brandon on the line for Scott. I'm hoping to start off on the margin. I appreciate the specific guidance that you guys offered the second half of the year. I was wondering if you could offer the size of the securities prepayment benefit that effected the margin in the 2Q.

John Rogers: Yes. We looked into that. It's approximately 4 basis points impact on the margin for the quarter.

Brandon: Okay, great. So that will come out and then --

John Rogers: Right. We don't anticipate that income- -- we have gotten those previously but you cannot expect them, so the benefit for the quarter was around 4 basis points.

Brandon: All right, fantastic. And then if we could switch over to the indirect consumer book for a minute. Growth here has been incredibly robust. And granted the book has, one, been growing off a relatively low base and then, two, the diversification into RV and motorcycle has helped that with growth here. Just trying to get a sense of what the growth outlook is in this portfolio and kind of how far along into this diversification into those other asset classes are you?

Chuck Sulerzyski: Well, we continue that strategy of diversifying the portfolio. We've been pretty much consistent with about 20% of the originations being in non-auto. And we believe we can continue to grow this portfolio meaningfully. We have historically been growing it close to our headquarters in Marietta. And as we've spread our geography out over a larger distance, we are now penetrating much more successfully across the footprint. Our penetration in Ashland and Huntington is as good as it is in Marietta at this point. And we have opportunities to spread that into more markets.

So for the time being we're comfortable. We like the fact that we continue to improve the average weighted credit score in the portfolio. And so we think we're in a good place.

Brandon: All right. Fantastic. Thank you for taking my questions.

Operator: Kevin Reevey; D.A. Davidson.

Kevin Reevey: So just following up to the last question, can you give us some guidance as to kind of what exactly the FICO scores have been on average for those new loans that you're putting on? And then, what yields have they been at, and then the LTVs? This is with respect to the indirect loan portfolio.

Chuck Sulerzyski: Our FICOs over the last few quarters have been in the high 720s to high 730s. The average FICO in the portfolio is 723. So over the last few years, we've been pulling up that average score and expect to continue to be able to do that over time.

In terms of gross yield, are you interested in gross or are you kind of interested in net yield? You asked the question about what kind of yield we're getting on the portfolio.

Kevin Reevey: Yes. Both would be helpful.

Chuck Sulerzyski: The gross is about 4 -- the high 4s, you know, 4.7, 4.8. And the net is about 2.25, 2.3, 2.4, in that area, each quarter.

Kevin Reevey: And then, the two commercial relationships that were downgraded to special mention, was there any common thread as far as industry or geography?

Chuck Sulerzyski: No. Those are two really good long-term customers. I have no concerns about either one of them. One of them is in kind of heavy equipment that is seeing a bit of a downturn. One of them is in a business that has gone through a restructuring. I expect to see improvement in both of them within a 12-month period of time. And there's a lot of -- one has a strong guarantee and one has very strong people involved in it. So I'm not really focused on that.
I'm a lot more excited about whacking down the NPAs that we've been talking about for the last few quarters.

Kevin Reevey: And then my last question is related to deposit concentrations. I know there was a movement in your non-interest DDA related to a large depositor. Can you give us some color as to any other large deposit concentrations, specifically in your non-interest and interest DDA?

Chuck Sulerzyski: Our non-interest-bearing DDA remains about 29% of total deposits. They're a handful of customers that have more than $10 million with us. But it's a very small handful. I don't think that there's any concentration by industry that's meaningful. I think there's a great deal of granularity to the deposit base.

Kevin Reevey: Great. Thank you very much.

Operator: Michael Perito; KBW.

Michael Perito: Maybe to start here, Chuck, it sounds like, with the exception -- the margin range seems a little bit higher, but largely speaking most of the outlook commentary for the rest of the year here seems to be reiterated. But I mean I guess it sounds like also that you guys had a good quarter, feel good about where you're at. I mean, is it fair to say that you guys are feeling more comfortable that you should be at the better end of some of these ranges as we kind of look out to the back half of the year, in terms of the efficiency ratio and et cetera?

Chuck Sulerzyski: Boy, Michael, that's a tough question. You want to put a gun to my head. I will say that we have beaten consensus for six consecutive quarters. I think that there's opportunity for the investment world to view us more positively than we have been viewed. So I think we do a good job of giving out a great deal of information every quarter. And we've been focused pretty manically on positive operating leverage and good credit. And if you get positive operating leverage and good credit and you happen to grow some loans and fees along the way, good things happen.

So I certainly hope to perform on the better end of the ranges. But we try to give the ranges where we think they'll be.

Michael Perito: Okay. And on the expense side, if I heard you guys correctly I think you kind of said around $27 million for the rest of the year. But I guess more of a high level question is as you guys look out you're seeing some good growth on the loan portfolio. It sounds like acquisitions are still something on your radar if the right opportunity comes about. How do you kind of view the infrastructure, whether it be kind of the mobile aspect, cyber security, all those things, as you guys continue to grow and we look out towards next year in terms of any investments or expenses you guys might have to make or you're thinking about that are on the horizon?

Chuck Sulerzyski: Well, first off, I think we've been very aggressive at making investments. We put in a new -- some of the systems I referenced in the script, the mortgage system, the core system, the dealer floor plan system. The core upgrade that we did will allow us to add a lot of mobile capabilities. We already have much more mobile capability than most banks less than $10 billion in assets. We are committed to improving that way of handling clients.

So to us, we will make long-term investments as long as we can grow the revenue faster than the expenses. We don't have -- you know, a few years ago I would have been able to rattle off a few things that we wanted to invest in that we had not yet. But at this point in time I think that a great deal of the heavy lifting is behind us. And I think we're poised, as we've indicated in the strategic plan, to improve our ROA. We'd like to get consistently in that 1.15% to 1.20% range. I think we took a great stride this quarter in that direction. And hopefully in the quarters ahead we'll see good things.

John Rogers: Yes, and we continue to make cyber security investments. We made them in 2016. We made some in 2017. I'm sure we'll make some in 2018, but just kind of part of our consistent run rate at this point in time, I would say.

Michael Perito: Thanks for the color. Just one more for me. Chuck, can you remind us on capital, what ratios do you guys focus on? And I guess in terms of kind of looking at the ratios today, how do you think about access and kind of in a perfect world what's kind of the right level of capital for your balance sheet going forward, in terms of just trying to isolate maybe what's available to kind of be put towards other deployment opportunities in the future?

John Rogers: Yes, Michael, it's John. I'll take that. I think we focus on tangible. We focus on Tier 1. In today's world I'd say we've probably got about $30 million, $35 million of excess capital that we're probably comfortable with. But we have a desire to acquire and I think we'd be comfortable getting into the mid 8s with an acquisition, the right one, depending upon how strategic it was, et cetera, that would drive how far we'd want to go on that. But I think those are the things that we're focused on and that's about how much excess we believe we kind of have to work with from an acquisition perspective as we look forward.

But we also increased the dividend some lately. Right? So we think this will hold for a little while -- few quarters and believe in returning some of that to our shareholders.

Michael Perito: Okay. Great. Thanks a lot, guys. Appreciate it.

Operator: (Operator Instructions) Daniel Cardenas; Raymond James.

Daniel Cardenas: Just a quick question. Chuck, could you repeat your comments regarding your charge-offs? I missed what you said regarding that.

Chuck Sulerzyski: In terms of the script? In terms of what --

Daniel Cardenas: Yes, in terms of the script.

John Rogers: The outlook?

Chuck Sulerzyski: I think we said -- I'm trying to find the page -- the 11 basis points that we didn't expect it. Oh, I'm getting help here. Okay. Our net charge-off rate has been stable at 11 basis points during 2017. Gross charge-offs for the first six months of 2017 were $800,000, or 28% lower than 2016.

And then at the end I also said we anticipate higher credit cost and do not expect to continue long term with net charge-off rates of 11 basis points.

And that comment has been in our scripts -- the last comment has been in our scripts the past several quarters, maybe over a year now, because 10 basis points, single-digit charge-offs, 11 basis points charge-offs, just isn't the business that we're all in. And I just expect someday that that will change. It's not that we know anything that's going to change it anytime soon.

Daniel Cardenas: All right. So just more of a cautionary tone then, not necessarily that you see something coming down the pipeline that's going to --

John Rogers: That's right.

Daniel Cardenas: -- cause charge-offs to move up.

John Rogers: I don't think you can say -- we're not going to tell you it's going to be lower than it is today.

Chuck Sulerzyski: Big old fat conservative banker.

Daniel Cardenas: Nothing wrong with that. And then, given that all the heavy lifting has kind of been done on the expense side, how much larger do you think you can grow organically without having to make further substantial investments in the expense platform?

Chuck Sulerzyski: I think in terms of organically, I think that we can go for many, many quarters, years growing revenues faster than expenses if we're disciplined. And we've been very disciplined for several years at this. So if we happen to find an acquisition that's strategic and at the right price, that would be a great day. And if not, we'll just continue to improve our returns and get bigger at the rate that the market gives us, which last few years has been kind of in that 5% to 8% range.

Daniel Cardenas: Okay, thank you. Fair enough. And then as you focus on the fee revenue side, I mean, organically obviously you're expecting some top-line revenue growth. But what are the opportunities looking like for you on the fee income side in terms of either adding new components or growing the insurance side of the equation?

Chuck Sulerzyski: Well, we like the insurance business for sure. And we continue to look at acquisition opportunities that broaden our capabilities or deepen our capabilities.

The insurance business has been under a little pressure the last few years in terms of premiums decreasing. Some of our customers have been under pressure in terms of having less assets. For instance, we insure a lot of coal trucks and coal companies have far fewer trucks today than they did a few years ago. But recently we see signs that those trends are abating and we're beginning to see stronger revenue growth.

We are very much committed to the investment business. Both our trust business did well, our brokerage business is doing well, our retirement plan business is doing well. Again, we would look at acquisitions that would expand there if we could. It'd be a combination of fees and margin, but if we could get into the leasing business, small equipment leasing business, we would do that.

In terms of the fee income improvements we've seen a lot in swaps this year. I think that going forward we hope to -- the swaps fees are not going to be forever but we're certainly trying to do the best in a rising rate environment. I see us working on a SBA program that I think can help -- that will grow fee revenue. And if the swap fees dissipate hopefully we can make some of that up with good strong SBA growth.

Daniel Cardenas: Okay, good. And then last question for me -- just maybe some comments or color regarding the positive pricing competition in your footprint. Are you beginning to see signs of a pickup in competitive pressures or not yet?

Chuck Sulerzyski: A little bit on the public funds side, but not too much on the core consumer, core business side. So my personal view -- and I know that we're all reading the "American Banker" and every day or every week there's a different article on this in there. But I just believe the rates are too low to peak consumer interest. Are people going to get excited if they're getting 3/10 of a point versus 2/10 of a point? I don't think it changes behavior.

Daniel Cardenas: Great. All right. Thanks, guys. Good quarter.

Operator: Kevin Swanson; Hovde Group.

Kevin Swanson: Just quickly on loan growth, in terms of geography any concentrations or was it spread out? And then maybe looking forward the pipeline, kind of the same question?

Chuck Sulerzyski: Pretty much spread out. Maybe a little bit stronger in Northeastern Ohio than across our footprint. But that changes from time to time. And I would say the pipeline probably is similar to that, slightly stronger in Northeast Ohio than the rest of the footprint.

Kevin Swanson: Okay, thanks. And then just one more question. If we kind of group home equity with consumer loans, looks like the percent as a portfolio is now just over 21%, up from 18% last year. Is it a level that you're kind of comfortable moving to? Just kind of any outlook on how -- the mix you think going forward.

Chuck Sulerzyski: Yes, I have no issue that causes me discomfort. I would be happy if we could grow our mortgage portfolio and the home equity portfolio. I think that's a great asset class. But the growth has been pretty tepid in home equity. Our consumer growth has mainly come in the indirect arena.

Kevin Swanson: Okay. Thanks. That's all I had.

Operator: At this time there are no further questions. Sir, do you have any closing remarks?

Chuck Sulerzyski: Yes. I want to thank everybody for participating. Please remember that our earnings release and a webcast of this call will be archived on peoplesbancorp.com under the Investor Relations section.

Thanks for your time and have a great day.

Operator: Thank you, sir. Ladies and gentlemen, the conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines.